Quantum Energy Inc (QEGY) Announces Board Changes and Appointment of CEO and CFO

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December 11, 2020 16:39 ET | Source: Quantum Energy, Inc.

WASHINGTON D.C. AND HENDERSON, NV, December 11, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Quantum Energy Inc. (OTC: QEGY) (“Quantum”) is pleased to announce changes to its Board of Directors, and appointment of Chief Executive and Chief Financial Officers.

The Company announces that Timothy R. Brady has submitted his resignation from the Board as a Director. His resignation was effective December 8th.

The Company is proud to announce that it has nominated and successfully appointed two seasoned executives as Chief Executive Officer and Chief Financial Officer.

Harry Ewert, of Monroe Michigan [Detroit] was nominated and selected as Chief Executive Officer. Mr. Ewert’s substantial experience in the technology sector, and private and public experience in the capital markets, as a former licensed broker/dealer, were major factors in his favor leading to the Quantum top executive position. Mr. Ewert has served as a Director of the Company since October of this year. Mr. Ewert is in the process of relocating to Scottsdale, Arizona.

William Westbrook of Show Low, Arizona has been named Chief Financial Officer. Mr. Westbrook has decades of experience in finance and within the public markets. With a specialist focus in compliance, Mr. Westbrook is diligent in bringing and keeping the Company compliant with all filing and accounting disclosures. In addition, the Company will utilize Mr. Westbrook’s extensive sales platform design and operation experience to launch the Company sales and marketing program, which is now active.

Mr. Ewert stated; “As a technology executive for the past 30 years, I have focused my efforts on sales growth through structure. Quantum’s rare earth mining and refining programs are designed as real estate investments, with public market upside.”

Mr. Ewert further stated; “My development “sweet spot”, as an executive, operating in the public market is in the $ 50MM annual sales bracket. My direct experience at this sales level, and successfully building and managing sales and distribution divisions at this level, will allow me to design and lead Quantum to steady growth, and increase shareholder value. I am also proud to be a shareholder, with an expanding investment in the Company of my own.”

Mr. Ewert and Mr., Westbrook will have more information on their executive and experience on the new Company website, www.qegy.energy expected to be operational by Wednesday, December 18, 2020.

To learn more on both companies please visit their website:

Quantum Energy Inc.  (QEGY)   www.qegy.energy

About Quantum Energy Inc.

Quantum is an energy focused company with a project emphasis toward refinery development, construction and operations in the United States and Canada. This includes the processing and refining of rare earth elements, and other raw materials for the production of energy related products.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, further milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Company Contact:

D M Danzik

Investor Relations

Washington, DC

202-750-3822

danzik@quantum-e.com